Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

JWIZ INC.

______

Under Section 402 of the Business Corporation Law

The undersigned incorporator, being a natural person of at least 18 years of age, for the purpose of forming a corporation (hereinafter referred to as the "Corporation") under the Business Corporation Law, hereby adopts the following Certificate of Incorporation and certifies that:

Article I:         The name of the corporation is JWiz Inc.

Article II:        The corporation is formed for the following purpose or purposes:

To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, provided that the corporation is not formed to engage in any lawful act or activity requiring the consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained.

Article III:       The office of the corporation is to be located in the County of Queens, State of New York.

Article IV:       The aggregate number of shares which the corporation shall have authority to issue is 12,000,000 of which 10,000,000 shall be common shares, par value $.001 per share (the “Common Shares”) and 2,000,000 shall be preferred shares, par value $.001 per share (the “Preferred Shares”). The Preferred Shares may be issued, from time to time, in one or more series with such designations, preferences and relative participating optional or other special rights and qualifications, limitations or restrictions thereof including but not limited to preemptive rights (notwithstanding anything contained to the contrary in Article V hereof), as shall be stated in the resolutions adopted by the Board of Directors providing for the issuance of such Preferred Shares or series thereof; and the Board of Directors is hereby expressly vested with authority to fix such designations, preferences and relative participating optional or other special rights or qualifications, limitations or restrictions for each series, including, but not by way of limitation, the power to affix the redemption and liquidation preferences, the rate of dividends payable and the time for and the priority of payment thereof and to determine whether such dividends shall be cumulative or not and to provide for and affix the terms of conversion of such Preferred Shares or any series thereof into Common Shares of the corporation and fix the voting power, if any, of Preferred Shares or any series thereof and to provide for preemptive rights (notwithstanding anything contained to the contrary in Article V hereof).

Article V:        No holder of any of the shares of the corporation shall, as such holder, have any right to purchase or subscribe for any shares of any class which the corporation may issue or sell, whether or not such shares are exchangeable for any shares of the corporation of any other class or classes, and whether such shares are issued out of the number of shares authorized by the Articles of Incorporation of the corporation as originally filed, or by any amendment thereof, or out of shares of the corporation acquired by it after the issue thereof; nor shall any holder of any of the shares of the corporation, as such holder, have any right to purchase or subscribe for any obligations which the corporation may issue or sell that shall be convertible into, or exchangeable for, any shares of the corporation of any class or classes, or to which shall be attached or shall appertain to any warrant or warrants or other instrument or instruments that shall confer upon the holder thereof the right to subscribe for, or purchase from the corporation any shares of any class or classes.

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Article VI:       The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served and the post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is Morse, Zelnick, Rose & Lander, LLP, 825 Third Avenue, New York, New York 10022, Attn: Stephen A. Zelnick, Esq.

Article VII:     The corporation shall, to the fullest extent legally permissible under the provisions of Article 7 of the Business Corporation Law, as the same may be amended and supplemented, shall indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice.

Article VIII:    The personal liability of all of the directors of the corporation is hereby eliminated to the fullest extent allowed as provided by the Business Corporation Law, as the same may be supplemented and amended.

Article IX:      The period of duration of the corporation shall be perpetual.

Dated on this 7th day of June, 2016.

/s/ John Hui
John Hui, Incorporator
Morse, Zelnick, Rose & Lander LLP
825 Third Ave
New York, New York 10022

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CERTIFICATE OF INCORPORATION

OF

JWIZ INC.

(Pursuant to Section 402 of the Business Corporation Law)

John C. Hui, Esq.

Morse, Zelnick, Rose & Lander LLP

825 Third Ave

New York, New York 10022